EXHIBIT 4.4

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: ____________________

FUEL PERFORMANCE SOLUTIONS, INC.
10% SUBORDINATED NOTE

This Note is one of a series of duly authorized and validly issued 10% Subordinated Note of Fuel Performance Solutions, Inc. (formerly known as International Fuel Technology, Inc.), a Nevada corporation (the "Company"), having its principal place of business at 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105, designated as its 10% Subordinated Note (this note, the "Note" and, collectively with the other notes of such series, the "Notes").

FOR VALUE RECEIVED, the Company promises to pay to the order of _________________________________ or its registered assigns (the "Holder"), or shall have paid pursuant to the terms hereunder, the principal sum of $________________ on _________________, 2017 (the "Maturity Date") or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate outstanding principal amount of this Note in accordance with the provisions hereof.

This Note shall be subordinated to the Company's existing debt originating under the August 2014 Financing.

This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

"August 2014 Financing" means the financing transaction entered into by and between the Company and investors for a total subscription amount of $1,000,000 for notes in the aggregate amount of $1,150,000 and warrants dated August 22, 2014.

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"Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Business Day" means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

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"Event of Default" shall have the meaning set forth in Section 6.

"Fundamental Transaction" shall be either: the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

"Mandatory Default Amount" means the sum of (i) 125% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest hereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

"New York Courts" shall have the meaning set forth in Section 7(d).

"Note Register" shall have the meaning set forth in Section 2(c).

"Original Issue Date" means the date of the issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence this Note.

"Permitted Indebtedness" means (a) the indebtedness evidenced by the Notes, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(bb) attached to the Purchase Agreement or specifically set forth in the SEC Reports, provided that the terms of any such Indebtedness have not been changed from the terms existing on the Closing Date, (c) lease obligations and purchase money indebtedness (secured only by the assets purchased with such indebtedness) of up to $100,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (d) indebtedness that (i) is expressly subordinate to the Notes pursuant to a written subordination agreement with the Purchasers that is acceptable to each Purchaser in its sole and absolute discretion and (ii) matures at a date later than the Maturity Date, (e) indebtedness that is the result of any non-convertible loans from a board member or executive officer so long as such loans are subordinate to this Note, or up to $500,000 if such loans are pari passu with this Note, and (f) non-convertible indebtedness that is the result of financing received solely for inventory financing or in exchange for accounts receivable.

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"Permitted Lien" means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of the Company's business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Company's business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

"Purchase Agreement" means the Securities Purchase Agreement pursuant to which this Note was issued, dated on or about the date hereof, among the Company and the original purchasers of the Notes, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Subsidiary" shall have the meaning set forth in the Purchase Agreement.

"Trading Day" means a day on which the principal Trading Market is open for business.

"Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

Section 2. Interest.

a) Interest Rate. Interest on the outstanding principal amount of this Note shall accrue at a rate of 10% per annum. If an Event of Default occurs hereunder, then interest hereunder shall thereafter accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law ("Default Rate").

b) Payment of Interest. On the Maturity Date, the Company shall pay to the Holder any accrued but unpaid interest hereunder and then outstanding principal amount of this Note.

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c) Interest Calculations. Interest shall be calculated on the basis of a 365-day year and actual days elapsed and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the "Note Register"). For the avoidance of doubt, the interest on this Note shall be simple interest and shall not compound.

Section 3.Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Prepayment. The Company may prepay the Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

Section 5. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, with a maturity date prior to the Maturity Date of the Note or which includes is secured by any assets of the Company;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

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d) other than the August 2014 Financing, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a deminimis number of shares of its Common Stock or Common Stock Equivalents other than as to repurchases of Common Stock or Common Stock Equivalents of departing employees of the Company, provided that such repurchases shall not exceed an aggregate of $25,000 for all officers and directors during the term of this Note;

e) with the exception of the August 2014 Financing, repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness (except for the Notes in accordance with the terms of the Notes), other than regularly scheduled principal and interest payments as such terms are in effect as of the Closing Date;

f) pay cash dividends or cash distributions on any equity securities of the Company;

g) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission without the Holder's prior written consent; or

h) enter into any agreement with respect to any of the foregoing.

Section 6. Events of Default.

a) "Event of Default" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable;

ii. the Company shall fail to observe or perform any other material covenant or material agreement contained in the Note which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Trading Days after notice of such failure sent by the Holder or by any other Holder and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

iii. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents, including without limitation any of the Notes;

iv. a breach or default by the Company of any covenant or other term or condition contained in the August 2014 Financing, after the passage of all applicable notice and cure or grace periods, shall be considered a default under this Note.

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v. any material representation or material warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

vi. the Company shall be subject to a Bankruptcy Event;

vii. the Company shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $200,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii. if at any time the Common Stock shall not be listed or quoted for trading on OTC Pink or another Trading Market and shall not resume listing or quotation for trading thereon within five (5) Trading Days;

ix. the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or substantially all of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

x. any monetary judgment, writ or similar final judicial or arbitration process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the Mandatory Default Amount. After the occurrence of any Event of Default, the interest rate on this Note shall accrue at an interest rate equal to the Default Rate. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by email, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above or in the Purchase Agreement, or such other email address or facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number or address of the Holder appearing on the books of the Company, or if no such email address, facsimile number or address appears, at the principal place of business of the Holder. Except as may otherwise be provided herein, any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or by email prior to 5:30 p.m. (New York City time) on a Trading Day, with electronic confirmation of such delivery, (ii) the first Trading Day immediately following the date of transmission, if such notice or communication is delivered via facsimile or by email not on a Trading Day or between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, with electronic confirmation of such delivery, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address, facsimile and email address for such notices and communications shall be as set forth on the signature pages attached to the Purchase Agreement.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks paripassu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

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d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York County, New York (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that, upon delivery, such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney's fees and other costs and expenses reasonably incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

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g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

i) Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new Note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 7(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

j) Usury. This Note shall be subject to the anti-usury limitations contained in the Purchase Agreement.

k) New York Civil Procedure Law and Rules Section 3213. This Note shall be deemed an unconditional obligation of the Company for the payment of money and, without limitation to any other remedies of the Holder, may be enforced against the Company by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which the Holder and the Company are parties or which the Company delivered to the Holder, which may be convenient or necessary to determine the Holder's rights hereunder or the Company's obligations to the Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

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Section 8. Subordination of this Note.

(a) Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note, and all claims of the Holder against the Company in connection thereto, are and will be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the rights of the lenders in respect of all obligations of the Company to pay principal, interest or any other amounts owing under or in connection with the August 2014 Financing until the payment in full of such obligations (such obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing of the August 2014 Financing, collectively, the "Senior Debt").

(b) Until the date that is ninety (90) days after the holders of Senior Debt are paid in full in respect of all amounts constituting Senior Debt, (a) the Holder will not make any demand for, and will not be entitled to receive, any payment on account of this Note, and (b) neither the Company nor any other person on the Company's behalf will make any payment with respect to this Note. If, despite this subordination provision, any payment of any character, whether in cash, securities or other property, in respect of this Note is received by the Holder in violation of the foregoing sentence before all Senior Debt has been paid in full, such payment will be held in trust for the benefit of, and will be paid over forthwith or delivered to, and until so delivered such property will be segregated from all assets of the Holder, the holders of Senior Debt, to the extent necessary to pay all Senior Debt in full.

(c) To the fullest extent permitted by law, no present or future holder of Senior Debt will be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Company or the Holder or by any act or failure to act on the part of such holder or any agent for such holder. The Company and the Holder hereby agree that the subordination of this Note is for the benefit of and enforceable by the holders of Senior Debt.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Fuel Performance Solutions, Inc.

By:
Name:	Jonathan R. Burst
Title:	CEO

With respect to Section 8 of this Note, the undersigned Holder acknowledges receipt of same and agrees to be bound by the provisions therein.

Name of Holder: __________________________________________________

Signature of Authorized Signatory of Purchaser: _________________________

Name of Authorized Signatory: _______________________________________

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